EXHIBIT B

MINUTES OF THE 8th ANNUAL MEETING OF THE SHAREHOLDERS

The 8th annual meeting of Shareholders of Redwood MicroCap Fund, Inc. was held at the Fund's offices at 2055 Anglo Dr., Suite 202, in Colorado Springs, CO at 9:00 on the 10th day of August, 1992 pursuant to the "Notice of Proxy" sent to its shareholders.

Present were Ross H. Boyd, Philip J. Halseide and John C. Power. A representative of American Securities Stock Transfer Agents, Inc. was also present. No representative was present from Deloitte & Touche.

President, John Power declared that 1,446,642 shares of capital stock constituting 72.7% of the 1,989,901 shares outstanding were represented by proxy and therefore, according to the bylaws of the Fund, the meeting could proceed with the transaction of the Fund's recent proxy statement.

The meeting was called to order.

The first order of business was the election of the directors to hold office until the ninth annual meeting of shareholders. The nominations were read and the results of the proxy vote as tabulated and confirmed by a representative of American Securities Stock Transfer Agents, Inc. were voted as follows:
Proposal 1:	ELECTION OF DIRECTORS	FOR	WITHHOLD AUTHORITY
	John C. Power	1,424,383	22,259
	Joseph O. Smith	1,425,133	21,509
	Ross H. Boyd	1,425,133	21,509

The second order of business was the ratification of selection of Deloitte & Touche as independent public accountants for the Fund for the fiscal year ending March 31, 1993.
FOR	AGAINST	ABSTAIN
1,437,492	7,150	2,000

The third item of business was to vote on the proposal of the Board of Directors to change the nature of the Fund's business so that it will cease to be an Investment Company, to de-register as an Investment Company and to temporarily revise and ultimately repeal the fund's investment guidelines.
FOR	AGAINST	ABSTAIN
1,038,752	63,833	600

The proposal was approved.

The fourth item of business is to vote to change the name of the Fund to Redwood MicroCap, Inc. As there were not enough votes to change the name, John Power moved and Ross Boyd seconded and all approved that the meeting be adjourned until August 24, 1992 to count some outstanding proxies that were expected by then.

Respectfully submitted,

/s/ R. Stanley Pittman
R. Stanley Pittman
Secretary